Exhibit 99.1

CL&P LOGO
                                                          P. O. Box 270
                                               Hartford, CT  06141-0270
                                                      107 Selden Street
                                                      Berlin, CT  06037
                                                         (860)-665-5000
                                                           www.cl-p.com

News Release


CONTACT:      Al Lara, media inquiries  Jeff Kotkin, financial inquiries
Office:       (860) 665-5527            (860) 665-5154
After Hours:  (800) 286-2000

      CL&P to request FERC review of Standard Market Design Costs

     BERLIN, Connecticut, May 2, 2003 - In compliance with an order issued late Thursday by Connecticut utility regulators, The Connecticut Light and Power Company (CL&P) will begin to recover locational marginal pricing costs from its Connecticut electric customers and request that the Federal Energy Regulatory Commission (FERC) conduct an expedited review of certain obligations under CL&P's power supply contracts. Because these are wholesale power contracts, FERC is the appropriate forum for the review.

     CL&P, the largest operating subsidiary of Northeast Utilities
(NU), said it expects to file its response to the decision with the Connecticut Department of Public Utility Control (DPUC) early next week. CL&P further said it will ask FERC for a declaratory judgment to determine whether CL&P's three standard offer service suppliers are responsible for new costs related to the implementation of Standard Market Design (SMD) in New England on March 1, 2003. CL&P's share of those costs amounted to $15.5 million in March 2003 and CL&P expects the costs to remain significant throughout 2003.

     In an April 22, 2003 filing with the DPUC, CL&P said it believes that locational marginal pricing costs related to SMD were its responsibility under the four-year full-requirements standard offer service contracts with its suppliers. Nearly all of CL&P's 1.15 million electric customers receive their electricity through those contracts. Those supply contracts were signed in 1999 and covered the years 2000-2003. CL&P requested that approximately 60 percent of the March costs be recovered from customers in May through an increase in CL&P's Energy Adjustment Clause (EAC) and that approximately 40 percent be recovered through CL&P's existing Generation Services Charge. In the decision issued Thursday in DPUC Docket 03-04-07, the Commission said that CL&P could collect the entire amount on a 60-day interim basis from an increase in the EAC after the company posts a surety bond with the DPUC. In its order, the DPUC "strongly recommends to the Company that it vigorously pursue its legal remedies in the appropriate judicial and administrative forums." The DPUC also denied the Connecticut Attorney General's petition for a declaratory ruling that the suppliers were responsible for the additional costs.

     In compliance with the DPUC order, CL&P said it expects to file for a declaratory judgment with FERC later this month. Because CL&P's largest supplier, Select Energy, Inc., is also an NU subsidiary, CL&P and Select Energy will be separately represented before FERC.

     NU is New England's largest electric utility system with approximately 2 million electric and natural gas customers in Connecticut, New Hampshire and Massachusetts and is one of the region's largest provider of competitive energy services.

Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of energy products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.